Partners for Growth

Loan and Security Agreement

Borrower:	Composite Technology Corporation
Address:	2026 McGaw Avenue, Irvine, CA 92614

Borrower:	CTC Cable Corporation
Address:	2026 McGaw Avenue, Irvine, CA 92614

Borrower:	CTC Renewables Corporation
Address:	2026 McGaw Avenue, Irvine, CA 92614

Date:	April 12, 2010

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into on the above date between PARTNERS FOR GROWTH II, L.P. (“PFG”), whose address is 180 Pacific Avenue, San Francisco, CA 94111 and the borrower(s) named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement.  (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)

1.     LOANS.

1.1  Loans. PFG will make a loan to Borrower (the “Loan”) in the amount shown on the Schedule, provided no Default or Event of Default has occurred and is continuing.

1.2   Interest.  All Loans and all other monetary Obligations shall bear interest at the rates shown on the Schedule, except where expressly set forth to the contrary in this Agreement.  Interest shall be payable monthly, on the first day of each month for interest accrued during the prior month.

1.3  Fees.  Borrower shall pay PFG the fees shown on the Schedule, which are in addition to all interest and other sums payable to PFG and are not refundable.

1.4  Loan Requests.  To obtain a Loan, Borrower shall make a request to PFG by facsimile or telephone.  Loan requests may also be made by Borrower by email, but the same shall not be deemed made until PFG acknowledges receipt of the same by email or otherwise in writing. Loan requests received after 12:00 Noon Pacific time will not be considered to have been received by PFG until the next Business Day.  PFG may rely on any telephone request for a Loan given by a person whom PFG believes in good faith is an authorized representative of Borrower, and Borrower will indemnify PFG for any loss PFG suffers as a result of that reliance.

1.5  Late Fee.  If any payment of accrued interest for any month is not made within three (3) Business Days after the date a bill therefor is sent by PFG to Borrower, or if any payment of principal or any other payment is not made within three Business Days after the date due, Borrower shall pay PFG a late payment fee equal to 5% of the amount of such late payment in the first such instance of late payment and 10% of the amount of each future late payment occurring thereafter.  The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure.

1.6  Borrower Requests under Agreement; Agented Loan Arrangement.  Each Borrower hereby designates Composite Technology Corporation as the agent (the “Agent”) of that Borrower to discharge the duties and responsibilities of the Agent as provided in this Section 1.6.  Except as otherwise permitted by PFG, loans, requests for PFG consent and other actions hereunder shall be made solely by the Agent as agent for each Borrower. Each Borrower shall be directly indebted to PFG for each Loan distributed to any Borrower by the Agent, together with all accrued interest thereon, as if that amount had been advanced directly by PFG to a Borrower (whether or not the subject Loan was based upon the assets of the Borrower which actually received such distribution), in addition to which each Borrower shall be liable to PFG for all Obligations under this Agreement, whether or not the proceeds of the Loan are distributed to any particular Borrower. PFG shall have no responsibility to inquire as to the distribution of Loans made by PFG through the Agent as described herein and PFG may rely on any telephone request for a Loan given by a person whom PFG believes in good faith is an authorized representative of Agent, and each Borrower will indemnify PFG for any loss PFG suffers as a result of that reliance.

Partners for Growth	Loan and Security Agreement

2.  SECURITY INTEREST.

2.1  Grant of Security Interest.  To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to PFG a continuing security interest in, and pledges to PFG, all of the following (collectively, the “Collateral”):  all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds  (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce PFG to enter into this Agreement and to make Loans, Borrower represents and warrants to PFG as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and thereafter until all Obligations have been paid and performed in full:

3.1  Corporate Existence and Authority.  Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change.  The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iii) do not violate Borrower’s articles or certificate of incorporation, as appropriate, or Borrower’s by-laws, or any law or any  material agreement or instrument of Borrower or relating to its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument of Borrower or relating to its property.

3.2  Name; Trade Names and Styles.  As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Articles or Certificate of Incorporation, as appropriate.  Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names as of the date hereof.  Borrower shall give PFG 15 days' prior written notice before changing its name or doing business under any other name.  Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.

3.3  Place of Business; Location of Collateral.  As of the date hereof, the address set forth in the heading to this Agreement is Borrower's chief executive office.  In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations.  Borrower will give PFG at least 15 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral, other than Inventory in the ordinary course of business, to a location other than Borrower’s Address or one of the locations set forth in the Representations or one of the locations permitted in Section 3.4(d), except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $25,000 fair market value of Equipment is located.

3.4  Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower.  The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens.  PFG now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend PFG and the Collateral against all claims of others.

Partners for Growth	Loan and Security Agreement

(b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give PFG five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG a control agreement in form sufficient to perfect PFG’s security interest in the Deposit Account and otherwise satisfactory to PFG in its good faith business judgment.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive the Borrower’s attorney-client privilege).  Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and take all such actions as PFG shall request in connection therewith.

(d) No Non-trivial part of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture, except for power generation equipment affixed to Borrower's premises on the date hereof and any replacement thereof.  Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any Non-trivial part of the Collateral (which, solely for the purposes of this covenant, shall be deemed to be Collateral with a value in excess of $250,000) and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower's right to remove any Collateral (unless expressly permitted by any landlord consent addressed to PFG) from the leased premises.  Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment; provided however, that Inventory may be held at various premises during transportation to customers without PFGs prior written consent, to the extent it is in the ordinary course of business. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.5  Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose.  Borrower will immediately advise PFG in writing of any material loss or damage to the Collateral.

3.6  Books and Records.  Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7  Financial Condition, Statements and Reports.  All financial statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower in all material respects, in accordance with GAAP, at the times and for the periods therein stated.  Between the last date covered by any such statement provided to PFG and the date hereof, there has been no Material Adverse Change.

3.8  Tax Returns and Payments; Pension Contributions.  Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, except as set forth in Schedule 3.8, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower.  Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the same from becoming a lien upon any of the Collateral.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any Non-trivial liability of Borrower, including any Non-trivial liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9  Compliance with Law.  Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters, except where such failure to comply would have an Immaterial effect on Borrower's operations, condition (financial or otherwise) or the Collateral.

Partners for Growth	Loan and Security Agreement

3.10  Litigation.  There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change.  Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $100,000 or more, or involving $250,000 or more in the aggregate.

3.11  Use of Proceeds.  All proceeds of all Loans shall be used solely for lawful business purposes.  Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.12  No Default.  At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.

3.13 Protection and Registration of Intellectual Property Rights.  Borrower owns or otherwise hold the right to use all intellectual property rights, including, without limitation, all patents, copyrights, trademarks, Domain Rights (as defined below), trade secrets and computer software,  necessary for the conduct of its business as currently conducted.  Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property, other than intellectual property that is not material to Borrower’s business and that Borrower has determined not to maintain or to abandon; (b) promptly advise PFG in writing of material infringements of its intellectual property of which it has Knowledge; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without PFG’s written consent.  If, before the Obligations have been paid and/or performed in full, Borrower shall (i) adopt, use, acquire or apply for registration of any trademark, service mark or trade name, (ii) apply for registration of any patent or obtain any patent or patent application; (iii) create or acquire any published or material unpublished works of authorship material to the business that is or is to be registered with the U.S. Copyright Office or any non-U.S. equivalent; or (iv) register or acquire any domain name or domain name rights, then the provisions of Section 2.1 shall automatically apply thereto, and Borrower shall use all commercially reasonable efforts to give PFG advance written notice thereof and in any event shall thereafter give PFG prompt written notice thereof (which for purposes hereof shall be deemed to be not more than five (5) Business Days). Borrower shall further provide PFG with all information and details relating to the foregoing and take such further actions as PFG may reasonably request from time to time to enable PFG to perfect or continue the perfection of PFG's interest in such Collateral.

3.14  Domain Rights and Related Matters.  Borrower (a) is the sole record, legal and beneficial owner of all domain names and domain name rights used in connection with its business and that of its Subsidiaries, free and clear of any rights or claims of any third party; (b) the information provided in the Representations with respect to domain names and ownership thereof, domain registry, domain servers, location and administrative contact information, web hosting and related services and facilities (collectively, “Domain Rights”) is true, accurate and complete and Borrower shall promptly notify PFG of any changes to such information; (c) shall maintain all Domain Rights in full force and effect so long as any Obligations remain outstanding; (d) shall, upon request of PFG, notify such third parties (including domain registrars, hosting companies and internet service providers) of PFG’s security interest in Borrower’s Domain Rights; and (e) promptly advise PFG in writing of any disputes or infringements of its Domain Rights.

4.  ADDITIONAL DUTIES OF BORROWER.

Borrower will at all times comply with all of the following covenants throughout the term of this Agreement:

4.1  Financial and Other Covenants.  Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

4.2.  Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG (i) the proceeds of Accounts and sale of Inventory arising in the ordinary course of business, or (ii) the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $50,000 or less (for all such transactions in any fiscal year), or (iii) the proceeds of the DeWind Asset Sale (provided, however, that such proceeds constitute Collateral for all purposes under this Agreement). Borrower agrees that it will not commingle proceeds of Collateral (other than those described in subclauses (i), (ii) and (iii) above) with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above. PFG may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other "blocked account" as PFG may specify, pursuant to a blocked account agreement in such form as PFG may specify in its good faith business judgment upon the occurrence of an Event of Default (whether or not noticed by PFG).  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

Partners for Growth	Loan and Security Agreement

4.3  Insurance.  Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers previously disclosed to PFG or otherwise reasonably acceptable to PFG, in such form and amounts as have been previously disclosed to PFG or otherwise as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG.  All such insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG.  Upon receipt of the proceeds of any such insurance, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid.  PFG may require reasonable assurance that the insurance proceeds so released will be so used.  If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower's expense.  Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.

4.4  Reports.  Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG may reasonably specify from time to time in its good faith business judgment.

4.5  Access to Collateral, Books and Records.  At reasonable times, and on two (2) Business Day’s notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus reasonable out-of-pocket expenses; provided, however, if Borrower is in compliance with the terms and conditions of this Agreement and no prior audit or inspection has revealed or disclosed material discrepancies, inconsistencies or deficiencies in Borrower’s reports, books or records (as determined by PFG in its good faith business judgment), PFG shall conduct only one such inspection and audit per year at Borrower’s expense and, provided, further, so long as no Default or Event of Default has occurred and is continuing, the amount of PFG's costs and expenses of audit and inspection to be at Borrower's expense shall be capped at $25,000 in each such year. Notwithstanding the foregoing, Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law or any agreement binding on Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.  If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld.

4.6  Negative Covenants.  Except as may be permitted in the Schedule, Borrower shall not, without PFG's prior written consent (which shall be a matter of its good faith business judgment and shall be conditioned on Borrower then being in compliance with the terms of this Agreement), do any of the following:

(i) permit or suffer any Change in Control;

(ii) acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;

(iii) enter into any other transaction outside the ordinary course of business;

(iv) sell or transfer any Collateral (including without limitation the sale or transfer of Collateral which is then leased back by Borrower), except for (A) the sale of finished Inventory in the ordinary course of Borrower's business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business, (B) the making of Permitted Investments, (C) the granting of Permitted Liens, and (D) the non-exclusive licensing of Intellectual Property in the ordinary course of business;

(v) store any Inventory or other Collateral with any warehouseman or other third party, unless there is in place a bailee agreement in such form as PFG shall specify in its good faith business judgment; provided, however, so long as no Default has occurred and it is in the ordinary course of business, no bailee agreement shall be required in respect of third parties performing stranding services for Borrower or holding Inventory Collateral for onward shipment to Borrower's customers;

(vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

(vii) make any loans of any money or other assets, other than Permitted Investments;

(viii) incur any Indebtedness, other than Permitted Indebtedness;

Partners for Growth	Loan and Security Agreement

(ix) guarantee or otherwise become liable with respect to the obligations of another party or entity, other than another Borrower;

(x) pay or declare any dividends on Borrower's stock (except for dividends payable solely in stock of Borrower);

(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock, except as required in the ordinary course of business and consistent with past practice in connection with redeeming or purchasing stock of departing employees, up to a maximum aggregate of $50,000 in any fiscal year;

(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;

(xiii) transfer any Collateral (including Cash) by loan *** or to any other Subsidiary not a Borrower; ***;

(xiv) without at least fifteen (15) days prior written notice to PFG: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $10,000 in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization;

(xv) liquidate or dissolve or elect to liquidate or dissolve; or

(xvi) cause or permit any Dormant Subsidiary to conduct any Non-trivial active business or own any Non-trivial assets without providing at least thirty (30) calendar days advance notice to PFG and taking such steps as are necessary or appropriate in PFG’s business judgment to join any such Dormant Subsidiary to the Loan Documents as a primary obligor and party; or

(xvii) with respect to Agent, issue or authorize the issuance of any preferred stock; or

(xviii) the Board of directors shall resolve to or approve, or Borrower shall otherwise take any steps to effect, any of the foregoing actions in clauses (i) through (xviii), inclusive.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

4.7  Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

4.8  Changes.  Borrower agrees to promptly notify PFG in writing of any changes in the information set forth in the Representations.

4.9  Further Assurances.  Borrower agrees, at its expense, on request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain PFG's perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement. Without limiting the foregoing, upon PFG's request from time to time, Borrower shall cause such of its Subsidiaries as are not a Borrower hereunder to become party to the Loan Documents as a Borrower and otherwise take such steps as are customary to perfect liens in such Subsidiaries' assets, including execution by Agent (or other appropriate Borrowers or Subsidiaries) of stock pledge agreements such that Agent's direct and indirect ownership interests in Subsidiaries are provided as security for the Obligations.

4.10  Representations, Warranties and Covenants Relating to Accounts.

(a) Qualification. Each Account shall at all times represent an undisputed bona fide existing and, to Borrower's Knowledge, unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower's business.

(b) Documents and Legal Compliance. All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

*** Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Partners for Growth	Loan and Security Agreement

(c) Documents Relating to Accounts. If requested by PFG, Borrower shall furnish PFG with copies (or, at PFG's request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing.  Borrower shall also furnish to PFG an aged accounts receivable trial balance if required in the Schedule.  In addition, Borrower shall deliver to PFG, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(d) Collection of Accounts.  Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. From and after the occurrence of any Default that is uncured during applicable cure periods, PFG may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other "blocked account" as PFG may specify, pursuant to a blocked account agreement in such form as PFG may specify in its good faith business judgment.

(e) Disputes.  Borrower shall notify PFG promptly of all Non-trivial disputes or claims relating to Accounts.  Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions and if representing more than $250,000, are reported to PFG on the regular reports provided to PFG; and (ii) no Default or Event of Default has occurred and is continuing.

(f) Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for PFG, and immediately notify PFG of the return of the Inventory.

(g) Verification.  PFG may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or PFG or such other name as PFG may choose. So long as no Default has occurred and is continuing, PFG will use good faith efforts to provide Borrower with advance notice of any such verification and to conduct such verification(s) in such a manner as to minimize Account Debtor concerns in connection with such contact.

5.  TERM.

5.1  Maturity Date.  This Agreement shall continue in effect until the maturity date set forth on the Schedule (the "Maturity Date”), subject to Sections 5.2, 5.3 and 5.4, below.

5.2  Early Termination.  This Agreement may be terminated prior to the Maturity Date as follows:  (i) if expressly permitted in the Schedule, by Borrower, effective three Business Days after written notice of termination is given to PFG; or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.  If this Agreement is prepaid in whole or in part or terminated by Borrower (to the extent permitted in the Schedule) or by PFG under this Section 5.2, Borrower shall pay to PFG the prepayment fee in the amount set forth in the Schedule. Any prepayment fee shall be due and payable upon each prepayment and if the Loan is prepaid in full, on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

5.3  Payment of Obligations.  On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of PFG's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that PFG may, in its sole discretion, refuse to make any further Loans after termination.  No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full.  Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate PFG's security interests.

Partners for Growth	Loan and Security Agreement

5.4  Survival of Certain Obligations. Without limiting the survival of obligations addressed otherwise in this Agreement and notwithstanding any other provision of this Agreement, the obligations of Borrower under Sections 4.7, 8.8, 8.9 and 8.15 shall survive the termination of this Agreement.

6.  EVENTS OF DEFAULT AND REMEDIES.

6.1  Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give PFG immediate written notice thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation within three (3) Business Days after the date due; or

(c) Borrower (i) shall fail to comply with any of the financial covenants set forth in the Schedule, or (ii) shall breach any of the provisions of Section 4.6 hereof, or (iii) shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or (iv) shall fail to permit PFG to conduct an inspection or audit as provided in Section 4.5 hereof or (v) shall fail to provide PFG with a Report under Section 6 of the Schedule within three (3) Business Days after the date due; or

(d) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within ten (10) Business Days after the later of (i) the date due and (ii) Borrower's Knowledge of such failure; or

(e) any levy, assessment, attachment or seizure is made on all or any part of the Collateral which is not cured within five (5) Business Days after the occurrence of the same, or any lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 20 calendar days after the occurrence of the same; or

(f) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(g) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or

(h) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(i) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 60 days after the date commenced; or

(j) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

(k) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(l) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement without PFG's express written consent in its business discretion; or

Partners for Growth	Loan and Security Agreement

(m) there shall be a change in the record or beneficial ownership of an aggregate of more than thirty-five percent (35%) of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof, without the prior written consent of PFG; or

(n) a default or breach shall occur under any other Loan Document, which default or breach shall be continuing after the later of any applicable expressly specified cure period or five (5) Business Days; or

(o) the Internal Revenue Service shall exercise remedies under the lien specified in Section 7 - "Permitted Liens", clause (x), or shall otherwise proceed against any Collateral to collect the tax Indebtedness disclosed in Exhibit A - "Permitted Indebtedness", or Borrower shall fail to timely pay (as and when due) any amount due to the Internal Revenue Service pursuant to a payment plan to discharge such specified tax Indebtedness and lien; or

(p) a Material Adverse Change shall occur.

PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.

6.2  Remedies.  Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) With notice to Agent, accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale.  PFG shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as PFG deems reasonable, or on PFG's premises, or elsewhere and the Collateral need not be located at the place of disposition.  PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition.  Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future control agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.  All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  Without limiting any of PFG's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be the Default Rate.

Partners for Growth	Loan and Security Agreement

6.3  Standards for Determining Commercial Reasonableness.  Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:  (i) Notice of the sale is given to Borrower at least ten (10) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.;  (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.  PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

6.4  Power of Attorney.  Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner:  (a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG's security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG's possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; (j) Execute on behalf of Borrower and file in Borrower’s name such documents and instruments as may be necessary or appropriate to effect the transfer of Domain Rights, domain names, domain registry administrative contacts and domain and website hosting services into the name of PFG or its designees, and (k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents.  Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  In no event shall PFG's rights under the foregoing power of attorney or any of PFG's other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.

6.5  Application of Proceeds.  All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency.  If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.

6.6  Remedies Cumulative.  In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive.  Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies.  The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

7.     DEFINITIONS.  As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

Partners for Growth	Loan and Security Agreement

“Accounts” means all present and future “accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

"Accounts Receivable" means amounts due to Borrower from non-Affiliates (except as specified in clause (v) of the definition of "Eligible Accounts") for goods furnished and services rendered in the ordinary course of business that qualify as accounts receivable under GAAP.

 “Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or Subsidiary of such Person, or any Person directly or indirectly through any other Person controlling, controlled by or under common control with such Person.

“Business Day” means a day on which PFG is open for business.

“Cash” means unrestricted and unencumbered (except for the liens of PFG) cash or cash equivalents in deposit accounts or investment accounts for which there is in effect a deposit account control agreement among Borrower, PFG and the depositary institution in respect of such accounts, unless the requirement for a deposit account control agreement has been waived by PFG.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

 “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing thirty-five percent (35%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least three-fifths of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Compliance Certificate” means Borrower’s certification of its compliance with the terms and conditions of this Agreement and such other matters as PFG may require to be addressed in such certificate, in the form as initially set forth as Exhibit B hereto, as such form may be amended from time to time upon advance notice from PFG.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” means the lesser of eighteen percent (18%) per annum and the maximum rate of interest that may lawfully be charged to a commercial borrower under applicable usury laws.

"Deferred Revenue" means Revenue that has been realized by Borrower but cannot be booked under GAAP in the current accounting period.

 “Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“DeWind Escrow Account(s) ” means those certain deposit accounts under the dominion of U.S. Bank, NA, as Escrow Agent under that certain Escrow and Security Agreement dated as of September 4, 2009, from which Claims of DSME are to be paid during the Escrow Period (as each such term is defined in such Escrow and Security Agreement).

Partners for Growth	Loan and Security Agreement

“Dormant Subsidiaries” means Composite Technology Corporation’s Subsidiaries identified as Transmission Technology Corporation, a Nevada corporation, and CTC Towers & Poles Corporation, a Nevada corporation.

“DSME” means Daewoo Shipbuilding & Marine Engineering Co., Ltd.

“Eligible Accounts” means Accounts and General Intangibles arising in the ordinary course of Borrower's business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property.  Without limiting the fact that the determination of which Accounts are eligible under this Agreement is a matter of PFG’s good faith business judgment, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for a Account to be an Eligible Account:

(i) the Account must not be outstanding for more than 60 days from its invoice date (the “Eligibility Period”),

(ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor,

(iii) the Account must not be subject to any Non-trivial contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional),

(iv) the Account must not be owing from an Account Debtor with whom Borrower has any Non-trivial dispute (whether or not relating to the particular Account),

(v) the Account must not be owing from an Affiliate of Borrower, provided that Accounts from Borrower *** may be considered (subject to satisfaction of the other Minimum Eligibility Requirements) so long as (a) there is a corresponding purchase order *** and (b) the maximum dollar amount of such Accounts that may be considered shall be not more than $5,000,000 in the aggregate at any time,

(vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to PFG, or which, fails or goes out of a material portion of its business,

(vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to PFG’s satisfaction, with the United States Assignment of Claims Act),

(viii) the Account must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by PFG in its discretion in writing, or backed by a letter of credit satisfactory to PFG, or FCIA insured satisfactory to PFG),

(ix) with respect to Borrower ***, in additional to meeting the Minimum Eligibility Requirements of the other clauses of this definition, each such Account shall be backed by an irrevocable letter of credit from a top tier international bank reasonably acceptable to PFG in order to be considered for eligibility; and

(x) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor).

If more than 50% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for purposes of this Agreement.

 “Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 6.1 of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

*** Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Partners for Growth	Loan and Security Agreement

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.

“including” means including (but not limited to).

“Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, and (d) capital lease obligations.

"Immaterial" means, as viewed by a rational lender in PFG's position with respect to the Loan and Collateral, an occurrence, event, information or condition that does not rise to a level of significance that would influence PFG to take a responsive action or exercise a right under the Loan Documents.

“Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) Domain Rights as described in Section 3.14 hereof, (g) computer software and computer software products; (h) designs and design rights; (i) technology; (j) all claims for damages by way of past, present and future infringement of any of the rights included above; and (k) all licenses or other rights to use any property or rights of a type described above.

"Interest Expense" means for any fiscal period, interest expense (whether cash or non- cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Indebtedness of Borrower.

 “Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

 “Knowledge” or “best of knowledge” and words of similar import mean either (i) the actual knowledge of any of Borrower’s officers, including Chief Executive Officer, President, Chief Information Officer (if any), Chief Technology Officer (or equivalent), Chief Financial Officer  and Corporate Controller, or Borrower's Vice Presidents or General Managers supervising a business unit or division, or any persons succeeding or performing the responsibilities of such identified positions, or (ii) such knowledge as the persons in such identified positions would have assuming (A) Borrower policies in accordance with generally-accepted norms of corporate governance and (B) the actual exercise of reasonable diligence and prudence by such persons in accordance with such policies.

 “Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG’s security interests in the Collateral.

Partners for Growth	Loan and Security Agreement

"Obligations" means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, including obligations and covenants intended to survive the termination of this Agreement, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, including indebtedness under any obligation to purchase equity derivatives purchased or otherwise issued to PFG from time to time, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

"ordinary course of business" means a transaction or other action that is usual and customary for a Person as demonstrated by such Person's past practice and that may be taken without approval of a Person's Board of Directors or stockholders.

“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such terms as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

“Payment” means all checks, wire transfers and other items of payment received by PFG for credit to Borrower’s outstanding Obligations.

“Permitted Indebtedness” means:

(i) the Loans and other Obligations; and

(ii) Indebtedness existing on the date hereof and shown on Exhibit A hereto;

(iii) Subordinated Debt;

(iv) other Indebtedness secured by Permitted Liens;

(v) ordinary course trade payables; and

(vi) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding, which have been reported to PFG in writing.

“Permitted Investments” are:

(i) Investments (if any) shown on Exhibit A and existing on the date hereof;

(ii) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition;

(iii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc;

(iv) investments by one Borrower in another Borrower, including intercompany loans made and incurred in the ordinary course of business;

(v) ***

(vi) bank certificates of deposit issued maturing no more than 1 year after issue.

“Permitted Liens” means the following:

(i) purchase money security interests in specific items of Equipment;

(ii) leases of specific items of Equipment;

(iii) liens for taxes not yet payable;

(iv) additional security interests and liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG will have the right to require, as a condition to its consent under this subparagraph (iv), that the holder of the additional security interest or lien sign an intercreditor agreement on PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;

*** Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Partners for Growth	Loan and Security Agreement

(v) security interests being terminated substantially concurrently with this Agreement;

(vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;

(vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

(ix) liens of DSME in respect of the DeWind Escrow Account(s);

(x) any lien securing the tax Indebtedness disclosed in Exhibit A - "Permitted Indebtedness", so long as such lien does not secure an amount in excess of $1,100,000, and so long as Borrower is in compliance, including timely payment, with the terms of any payment plan or settlement agreement in respect of such tax Indebtedness;

(xi) landlord liens that are expressly permitted by any applicable landlord consent addressed to PFG; and

(xii) statutory, common law or contractual liens of depository institutions or institutions holding securities accounts (including rights of set-off) securing only customary charges and fees in connection with such accounts.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.

"Revenues" means the total amount of money received or deemed received under GAAP by Borrower for goods sold and services rendered in the ordinary course of business.

“Subordinated Debt” means debt incurred by Borrower subordinated to Borrower’s debt to PFG (pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor), on terms acceptable to PFG in its discretion.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Trivial” and “Non-trivial” mean trivial and non-trivial, respectively, from the perspective of a reasonable lender in PFG’s position, as determined by PFG in its good faith business discretion, and “Non-trivial” includes a lesser level of significance that does the term “material.”

Other Terms.  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

8.     GENERAL PROVISIONS.

8.1  Confidentiality.  PFG agrees to a reasonable degree of care but no less than the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower.  The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.

8.2  Interest Computation.  In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.

Partners for Growth	Loan and Security Agreement

8.3 Payments. All Payments may be applied, and in PFG's good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.

8.4  Monthly Accountings.  PFG shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement.  Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

8.5  Notices.  All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), or by electronic mail to the most recent electronic mail address for Borrower provided for the chief financial officer or financial controller executing the Representations (and if by electronic mail, with an electronic delivery and/or read receipt), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, in the Representations or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first Business Day of receipt during business hours in the case of notices sent by fax or electronic mail, as provided herein.

8.6  Severability.  Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

8.7  Integration.  This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement.  There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

8.8  Waivers; Indemnity.  The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith.  Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.  None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower.  Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall  not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct.  Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

8.9  No Liability for Ordinary Negligence.  Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct.

8.10  Amendment.  The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG.

8.11  Time of Essence.  Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

Partners for Growth	Loan and Security Agreement

8.12  Attorneys’ Fees and Costs.  Borrower shall reimburse PFG for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs PFG incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and otherwise represent PFG in any litigation relating to Borrower. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment.  All attorneys' fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

8.13  Benefit of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void.  No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.

8.14  Joint and Several Liability.  If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

8.15  Limitation of Actions. Any claim or cause of action by Borrower, on the one hand, or PFG, on the other hand (each a "party") against another party, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by the other party, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by a party by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year after the earlier to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of such other party, or on any other person authorized to accept service on behalf of such other party, within thirty (30) days thereafter.  Each party agrees that such one-year period is a reasonable and sufficient time to investigate and act upon any such claim or cause of action.  The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG and Agent.  This provision shall survive any termination of this Loan Agreement or any other Loan Document.

8.16  Loan Monitoring.  At reasonable times and upon reasonable advance notice to Borrower, PFG shall have the right to visit personally with Borrower up to four times per calendar year at its principal place of business or such other location as the parties may mutually agree, for the purpose of meeting with Borrower’s management in order to remain as up-to-date with Borrower’s business as is practicable and to maintain best practices in terms of lender loan monitoring and diligence. Reasonable out-of-pocket costs, including travel and lodging for up to two PFG staff for two of the four visits shall be at Borrower’s expense and reimbursed in the same manner as other PFG expenses under this Agreement.

8.17  Paragraph Headings; Construction.  Paragraph headings are only used in this Agreement for convenience.  Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise.

8.18  Governing Law; Jurisdiction; Venue.  This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California.  As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG's option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

Partners for Growth	Loan and Security Agreement

8.19  Mutual Waiver of Jury Trial. BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

[Signature Page Follows]

Borrower:		PFG:

COMPOSITE TECHNOLOGY CORPORATION		PARTNERS FOR GROWTH II, L.P.

By	/s/ Benton H. Wilcoxon	By	/s/ Lorraine Nield
CEO
		Name:	/s/ Lorraine Nield
By	/s/ Lang Jin
	Secretary or Ass't Secretary	Title: Manager, Partners for Growth II, LLC
Its General Partner
Borrower:		Borrower:

CTC CABLE CORPORATION			CTC RENEWABLES CORPORATION

By	/s/ John Brewster		By	/s/ Benton H. Wilcoxon
	President			President

By	/s/ Lang Jin		By	/s/ Lang Jin
	Secretary or Ass't Secretary			Secretary or Ass't Secretary

Signature Page to Loan and Security Agreement

Partners For Growth

Schedule to

Loan and Security Agreement

Borrower:	Composite Technology Corporation
Address:	2026 McGaw Avenue, Irvine, CA 92614

Borrower:	CTC Cable Corporation
Address:	2026 McGaw Avenue, Irvine, CA 92614

Borrower:	CTC Renewables Corporation
Address:	2026 McGaw Avenue, Irvine, CA 92614

Date:	April 12, 2010

This Schedule forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH II, L.P. and the above-borrower of even date.

1.  LOAN (Section 1.1):

Loan:
The Loan shall consist of a term loan in the amount of $10,000,000 (the “Credit Limit”), which shall be disbursed in its entirety within one (1) Business Day from the date the conditions set forth in Section 9 of this Schedule have been satisfied, waived by PFG or reflected as conditions subsequent in a post-closing obligations letter in PFG’s customary form. Borrowings under the Loan shall be deemed to be either Facility A borrowings or Facility B borrowings, as follows, to be measured on a calendar monthly basis as of the last day of each month:

Facility A:	Facility A borrowings are those borrowings that are supported by eighty percent (80%) of Eligible Accounts.

Facility B:
Facility B borrowings are the difference between Facility A borrowings from time to time and the Credit Limit.  For example only, if Borrower’s Eligible Accounts as at March 31, 2010 were $5,000,000, then $4,000,000 (80% of Eligible Accounts) would be deemed to be Facility A borrowings and the balance of $6,000,000 would be deemed Facility B borrowings. If Borrower’s Eligible Accounts as at April 30, 2010 were $2,000,000, then $1,600,000 (80% of Eligible Accounts) would be deemed to be Facility A borrowings and the balance of $8,400,000 would be deemed Facility B borrowings.

Partners for Growth	Schedule to Loan and Security Agreement

Repayment:
Borrower shall pay interest on the outstanding principal balance of the Loan monthly until the Maturity Date, on which date the entire unpaid principal balance of the Loan plus any and all accrued and unpaid interest and any other outstanding monetary obligations shall be paid in full.

Prepayment:
The principal of the Loan may be prepaid at any time, in whole or in part, provided that, concurrently with the prepayment, the Borrower pays to PFG a prepayment fee as follows: (i) three percent (3%) of principal repaid during the first year after the date hereof, and (ii) one and one-half percent (1.5%) of principal repaid after the first anniversary hereof and before the Maturity Date.

2.  INTEREST.

Interest Rate (Section 1.2):

The Interest Rate applicable to Facility A borrowings shall be seven and one-half percent (7.5%) per annum and the Interest Rate applicable to Facility B borrowings shall be twelve and one-half percent (12.5%).

Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month. To the extent that the timing of the determination of Eligible Accounts renders the calculation of interest due impracticable for any month, PFG may separately invoice or credit, as the case may be, any underpaid or overpaid interest during the following month or at the next regularly-scheduled interest payment date.

3.  FEES (Section 1.3):

Loan Fee:	$200,000, which will be deducted from net Loan proceeds to Borrower, less any Loan Fee deposit paid concurrently with execution of the term sheet in respect of the Loan.

Partners for Growth	Schedule to Loan and Security Agreement

4.  MATURITY DATE
(Section 5.1):	April 12, 2012.

5.  FINANCIAL COVENANTS
(Section 4.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined monthly as of the end of each month, except as otherwise specifically provided below:

Liquidity:
Borrower shall maintain Cash and Cash Equivalents, plus Accounts Receivable of not less than $7,500,000.  "Accounts Receivable", for purposes of this financial covenant, may include unbilled Accounts Receivable that are supported by irrevocable letters of credit, so long as the sole condition to payment under such letters of credit is the passage of time.

Cumulative Operating
Income (Losses):
Borrower shall maintain Operating Income (Loss) on a cumulative basis of not less than ($5,000,000).  For purposes of this covenant: (i)  "Operating Income (Loss)" means Revenues minus cost of sales and operating expenses, before deduction of Interest Expense and income taxes and excluding any non-cash stock-based compensation expense; and (ii) Revenues shall be adjusted (increased or decreased) by the difference in Deferred Revenue from one monthly reporting period to the next monthly reporting period. For instance, if deferred Revenue increased by $1,000,000 in reporting period #2 from reporting period #1, then Revenues for reporting period #2 would be increased by a corresponding amount (i.e., $1,000,000), and if in reporting period #3 Deferred Revenue decreased by $500,000, then Revenues for purposes of calculating Operating Income (Loss) would be reduced by $500,000.

6.  REPORTING.
  (Section 4.4):

Unless PFG shall otherwise expressly instruct Borrower at any time and from time to time regarding PFG's desire at such time to receive any of the reports specified below, Borrower shall provide PFG with the following:

(a)	Monthly accounts receivable agings, aged by invoice date, within twenty (20) days after the end of each month.

(b)	Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within twenty (20) days after the end of each month.

Partners for Growth	Schedule to Loan and Security Agreement

(c)	Monthly deferred revenue schedules, within twenty (20) days after the end of each month.

(d)	Monthly unaudited financial statements, as soon as available, and in any event within twenty (20) days after the end of each month.

(e)
Monthly Compliance Certificates, within twenty (20) days after the end of each month, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in Section 5 of this Schedule this Agreement and such other information as PFG shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

(f)	A quarterly information update certificate in the form of an update to the Representations, within 30 days after the end of each fiscal quarter of Borrower.

(g)	Annual Board-approved operating budgets and forecasts (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, as and when available.

7.  BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated April 12, submitted to PFG (the “Representations”) is true and correct as of the date hereof.

8.  ADDITIONAL PROVISIONS

(a)
Deposit Accounts.  Concurrently, Borrower shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into control agreements with PFG, in form and substance satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’s security interest in said Deposit Accounts ("Control Agreement").  Said Control Agreements shall, inter alia, permit PFG, in its discretion, to withdraw from said Deposit Accounts accrued interest on the Obligations monthly if not paid when due. With respect to the DeWind Escrow Account(s), Borrower shall (i) provide at least two (2) Business Days notice of any impending distribution to Borrower or any Affiliate (including but limited to Stribog, Inc.) from the DeWind Escrow Account(s), and (ii) shall deposit proceeds of the DeWind Escrow Account(s) only in a Borrower account for which there is a Control Agreement in effect in favor of PFG.  Borrower shall not be required to procure control agreements for any account with an average daily balance during any month of $10,000 or less, but shall within ten (10) Business Days after any such account exceeds such threshold.

Partners for Growth	Schedule to Loan and Security Agreement

(b)
Subordination of Inside Debt.  All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on PFG’s standard form.  Borrower represents and warrants that there is no Inside Debt presently outstanding, except as set forth in Exhibit A.  Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG’s standard form.

9.  CONDITIONS

In addition to any other conditions to the Loan set out in this Agreement, PFG will not make the Loan until PFG shall have received, in form and substance satisfactory to PFG, such documents, and completion of such other matters, as PFG may reasonably deem necessary or appropriate, including that there shall be no discovery of any facts or circumstances which would, as determined by PFG in its sole discretion, negatively affect or be reasonably expected to negatively affect the collectability of the Obligations, PFG’s security interest in Borrower’s Collateral or the value thereof, including, without limitation:

(a)
duly executed original signatures of each Borrower to the Loan Documents to which Borrower is a party, including this Agreement, a Cross-Corporate Continuing Guaranty and Security Agreement (together with ancillary Solvency Certificates), an Intellectual Property Security Agreement and related Collateral Notices and Agreements;

(b)
Borrower’s respective constitutional documents and a good standing certificate of each Borrower certified by the Secretary of State of the State of Nevada as of a date no earlier than thirty (30) days prior to the date hereof, together with a foreign qualification certificate from the State of California for each Borrower operating in California;

Partners for Growth	Schedule to Loan and Security Agreement

(c)	an Incumbency Certificate and Secretary's Certificate certifying and appending borrowing resolutions for each Borrower;

(d)	account control agreements as required by Section 8(a) of this Schedule, duly executed by Borrower and each relevant depositary institution;

(e)
certified copies, dated as of a recent date, of financing statement searches, as PFG shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Loan, will be terminated or released;

(f)	the Representations, duly executed by the Agent on behalf of itself and each Borrower,

(g)	a landlord consent executed in favor of PFG by the Borrower’s principal office lessor in respect of Borrower’s premises in Irvine, California;

(h)	a duly executed warrant purchase agreement and warrants in favor of PFG to purchase 10,000,000 shares of Borrower’s common stock in agreed form (the “PFG Warrant”);

(i)	the insurance policies and/or endorsements required pursuant to Section 4.3;

(j)	payment of the Fee specified in Section 3 of this Schedule and PFG’s expenses incurred in connection with the Loan;

(k)	a duly executed Compliance Certificate dated the date hereof;

(l)	evidence of the full and indefeasible pay-off of any Indebtedness other than Permitted Indebtedness, together with the discharge any and all associated liens; and

(m)	to the extent required in order to provide Borrower additional time to satisfy certain conditions set forth in this Section 9, a post-closing obligations letter agreement in PFG's customary form.

Borrower:		PFG:

COMPOSITE TECHNOLOGY CORPORATION		PARTNERS FOR GROWTH II, L.P.

By	/s/ Benton H. Wilcoxon	By	/s/ Lorraine Nield
CEO
		Name:	/s/ Lorraine Nield
By	/s/ Lang Jin
	Secretary or Ass't Secretary	Title: Manager, Partners for Growth II, LLC
Its General Partner
Borrower:		Borrower:

CTC CABLE CORPORATION		CTC RENEWABLES CORPORATION

By	/s/ John Brewster	By	/s/ Benton H. Wilcoxon
	President		President

By	/s/ Lang Jin	By	/s/ Lang Jin
	Secretary or Ass't Secretary		Secretary or Ass't Secretary

- Signature Page to Loan and Security Agreement Schedule -

Exhibit A to Loan and Security Agreement

Section 7—“Permitted Indebtedness”—Other Existing Permitted Indebtedness:

1.         Borrower has not timely paid tax related to employment taxes attributable to the fiscal years ending 9/30/02 through 9/30/05.  The principal amount owing to the Internal Revenue Service is approximately $1,000,000.

Section 7—“Permitted Investments”—Other Existing Permitted Investments:

Section 8 Schedule – “Inside Debt”:

Exhibit B to Loan and Security Agreement – Compliance Certificate